SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 5, 2004

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                    0-19278                  13-3357370
(State or other jurisdiction  (Commission file Number)  (IRS Identification No.)
      of incorporation)

           51 James Way, Eatontown, New Jersey                07724
        (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code  (732) 542-2800

(Former name or former address, if changed since last report)

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Item 5. Other Events and Required FD Disclosure

Osteotech, Inc. announced today that it has entered into a five-year agreement with Smith & Nephew, Inc.'s Orthopaedic division for the processing and distribution of a private label demineralized bone matrix ("DBM") to the U.S. hospital and surgical center markets.

Under the terms of the agreement, Osteotech, utilizing its proprietary technology, will process the private label DBM to specifications agreed to by both parties. Smith & Nephew will promote the private label DBM to surgeons performing general orthopaedic procedures other than spine procedures. It is anticipated that the private label DBM will be introduced into the market in early third quarter, 2004 in Gel, Putty, Paste, Flex and demineralized cancellous Crunch forms. The agreement automatically renews for successive five-year periods unless either party gives twelve months prior notice of non-renewal.

Certain statements made throughout this report that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003) filed with the Securities and Exchange Commission. All information in this report is as of April 5, 2004 and the Company undertakes no duty to update this information.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2004

                                             OSTEOTECH, INC.
                                              (Registrant)


                                         By: /s/ MICHAEL J. JEFFRIES
                                             -------------------------------
                                             Michael J. Jeffries
                                             Executive Vice President,
                                             Chief Financial Officer
                                             (Principal Financial Officer
                                             and Principal Accounting Officer)